Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com          www.americanecology.com

JOHN W. POLING JOINS
AMERICAN ECOLOGY BOARD OF DIRECTORS

BOISE, Idaho - May 25, 2006 - American Ecology Corporation [NASDAQ: ECOL] today announced the appointment of John W. Poling, age 60, to the Company’s Board of Directors. Poling joins newly elected Chairman Kenneth C. Leung and fellow Directors Roy C. Eliff, Edward F. Heil, Richard Riazzi, Jimmy D. Ross, Richard T. Swope, and President and Chief Executive Officer Stephen A. Romano on the Board. Poling will serve on the Board’s audit and compensation committees.
“John Poling’s extensive experience as a senior financial officer in the environmental industry will be a great asset to American Ecology as we continue to execute our growth strategy,” stated Stephen Romano. “John is also a qualified financial expert who chairs the audit committees of two other public companies, and we look forward to his future contributions to American Ecology,” Romano added.
Poling’s background includes more than 25 years of diverse environmental industry experience as a financial executive with experience developing operational reporting and control systems, raising capital through both debt and equity offerings, preparing financial reports and executing mergers and acquisitions.
Since 2004, Poling has been Chief Financial Officer, Executive Vice President and a director at The Tube Media Corporation, a music television network. From 2002 to 2004, Poling was a partner at financial consulting and information technology firm Tatum Partners. Prior to 2002, he served as Chief Financial Officer and in other executive positions with U.S. Plastic Lumber Corporation, Roy F. Weston, and Envirosource Technologies (previous owner of the Grand View, Idaho waste disposal facility purchased by American Ecology in February 2001). Poling presently chairs the audit committees for Kreisler Manufacturing Company and System One Technologies, Inc.
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the nation’s oldest radioactive and hazardous waste services provider, having operated for more than fifty years.

This press release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company will successfully execute its growth strategy. For information on other factors that could cause actual results to differ from expectations please refer to American Ecology Corporation’s 2005 Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2006.

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